Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Spencer Hoffman
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8928
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2024 FINANCIAL RESULTS

Net Sales Increases 12.4% and Gross Profit Increases 68.6% in Fourth Quarter 2024

Roanoke, Va., December 23, 2024 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year 2024 ended October 31, 2024.

Fourth Quarter 2024 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2024 increased 12.4% to $19.5 million, compared to $17.3 million for the same period in the prior year. OCC experienced increases in net sales in both its enterprise and specialty markets. OCC’s quarterly net sales sequentially increased 20.1% during the fourth quarter of fiscal year 2024, compared to the third quarter. OCC has now achieved higher sequential net sales each quarter since the first quarter of fiscal year 2024. OCC believes opportunities to improve net sales will continue during fiscal year 2025, compared to fiscal year 2024.

Gross profit increased 68.6% to $6.5 million in the fourth quarter of fiscal year 2024, compared to $3.9 million for the same period in fiscal year 2023, as a result of production efficiencies created by increased volumes and the resulting positive impact of OCC’s operating leverage.

Gross profit margin, or gross profit as a percentage of net sales, was 33.5% in the fourth quarter of fiscal year 2024, compared to 22.4% in the fourth quarter of fiscal year 2023.

Optical Cable Corp. – Fourth Quarter 2024 Earnings Release

SG&A expenses were $5.9 million in the fourth quarter of fiscal year 2024, compared to $5.1 million for the fourth quarter of fiscal year 2023, primarily as a result of employee and contracted sales personnel-related costs. SG&A expenses as a percentage of net sales were 30.0% in the fourth quarter of fiscal year 2024, compared to 29.7% in the prior year period.

For the fourth quarter of fiscal year 2024, OCC recorded net income of $373,000, or $0.05 per basic and diluted share, compared to a net loss of $1.3 million, or $0.17 per basic and diluted share, for the fourth quarter of fiscal year 2023.

Fiscal 2024 Financial Results

Consolidated net sales for fiscal year 2024 were $66.7 million, a decrease of 7.6%, compared to net sales of $72.2 million for fiscal year 2023, with sales decreases experienced in both the Company’s enterprise and specialty markets, including the wireless carrier market.

The Company’s net sales were negatively impacted by macroeconomic pressures in fiscal year 2024—consistent with the market weakness generally experienced by others in the industry. This industry market weakness began to impact the Company’s net sales during fiscal year 2023, and continued through the third quarter of fiscal 2024.

OCC reported gross profit of $18.2 million in fiscal year 2024, a decrease of 18.3%, compared to gross profit of $22.3 million in fiscal year 2023. Gross profit margin was 27.3% in fiscal year 2024 compared to 30.9% in fiscal year 2023.

SG&A expenses increased 1.3% to $21.5 million during fiscal year 2024 from $21.2 million for fiscal year 2023. SG&A expenses as a percentage of net sales were 32.2% in fiscal year 2024, compared to 29.4% in fiscal year 2023. The increase in SG&A expenses during fiscal year 2024 compared to last year was primarily the result of increases in employee and contracted sales personnel-related costs.

OCC recorded a net loss of $4.2 million, or $0.54 per basic and diluted share, for fiscal year 2024, compared to net income of $2.1 million, or $0.26 per basic and diluted share, for fiscal year 2023.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “OCC delivered a strong fourth quarter to finish the fiscal year. Through solid execution of our growth strategies in a challenging market environment, we reported sequential and year-over-year increases in net sales in the fourth quarter of fiscal year 2024. We also achieved growth by all other measures during the fourth quarter—including gross profit and gross profit margin, as well as achieving positive income from operations and earnings per share—demonstrating the impact of OCC’s significant operating leverage on profitability as net sales and production volumes increase.”

Mr. Wilkin continued, “I am immensely proud and appreciative of the OCC team’s hard work and efforts to identify growth opportunities over the past year. The commitment of OCC employees to serving our customers and end-users with OCC’s suite of mission-critical solutions will continue to drive our success.”

Optical Cable Corp. – Fourth Quarter 2024 Earnings Release

Mr. Wilkin added, “We are encouraged about our Company’s prospects in fiscal year 2025, as we are seeing indications that our industry has begun to emerge from a prolonged period of market weakness. Looking ahead, we are confident OCC is well-positioned in our targeted markets to identify and capture further growth opportunities and create value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, December 23, 2024, at 10:30 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 445-7795 in the U.S. or (785) 424-1699 internationally, Conference ID: OCCQ424. For interested individuals unable to join the call, a replay will be available through Monday, December 30, 2024, by dialing (800) 839-7414 or (402) 220-6068. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Dallas facility is MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Fourth Quarter 2024 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2024 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2024	2023	2024	2023

Net sales	$19,485	$17,329	$66,674	$72,174
Cost of goods sold	12,953	13,455	48,469	49,880

Gross profit	6,532	3,874	18,205	22,294

SG&A expenses	5,850	5,145	21,501	21,221
Royalty expense, net	6	6	26	26
Amortization of intangible assets	14	14	54	54

Income (loss) from operations	662	(1,291)	(3,376)	993

Interest expense, net	(286)	(298)	(1,166)	(1,153)
Gain (loss) on insurance proceeds, net	(5)	247	304	2,199
Other, net	2	114	49	173
Other income (expense), net	(289)	63	(813)	1,219

Income (loss) before income taxes	373	(1,228)	(4,189)	2,212

Income tax expense	⸺	39	21	146

Net income (loss)	$373	$(1,267)	$(4,210)	$2,066

Net income (loss) per share:
Basic and diluted	$0.05	$(0.17)	$(0.54)	$0.26

Weighted average shares outstanding:
Basic and diluted	7,762	7,603	7,749	7,880

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Optical Cable Corp. – Fourth Quarter 2024 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31,	October 31,
	2024	2023
Cash	$244	$1,469
Trade accounts receivable, net	10,946	8,728
Inventories	18,725	23,766
Other current assets	685	1,075
Total current assets	30,600	35,038
Non-current assets	9,758	8,841
Total assets	$40,358	$43,879

Current liabilities	$15,144	$16,093
Non-current liabilities	4,372	3,064
Total liabilities	19,516	19,157
Total shareholders’ equity	20,842	24,722
Total liabilities and shareholders’ equity	$40,358	$43,879

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